UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BENCHMARK ELECTRONICS, INC.

4141 N. Scottsdale Road, Suite 301

Scottsdale, Arizona 85251

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 16, 2018

Shareholders of Benchmark Electronics, Inc.:

The 2018 annual meeting of shareholders of Benchmark Electronics, Inc. (the “Company”) will be held at the Company headquarters located at 4141 N. Scottsdale Road, Suite 301, Scottsdale, Arizona 85251, on Wednesday, May 16, 2018, beginning at 8:00 a.m. MST, for the following purposes:

1.    to elect eight directors to serve on the Board of Directors until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified;

2.       to approve the compensation of the Company’s named executive officers;

3.       to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

4.       to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 19, 2018 are entitled to notice of and to vote at the meeting and any adjournment thereof.  You are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Victor L. Harris

Victor L. Harris
Secretary

Scottsdale, Arizona

March 30, 2018

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please act promptly to vote your shares.  You may vote in person or by using a proxy as follows:

•        By internet: Go to www.proxyvote.com.  Please have the Notice of Availability of Proxy Materials (the “Notice”) we sent to you in hand because it has your personal control number(s) needed for your vote.

•        By telephone: Call 1-800-690-6903 on a touch-tone phone.  Please have the Notice we sent to you in hand because it has your personal control number(s) needed for your vote.

•        By mail: Please request written materials as provided in the Notice; then complete, sign and date the proxy card and return it to the address indicated thereon.

Your proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.

4141 N. Scottsdale Road, Suite 301

Scottsdale, AZ 85251

(623) 300-7000

March 30, 2018

________________________

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 16, 2018

________________________

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s 2018 annual meeting of shareholders to be held on Wednesday, May 16, 2018 beginning at 8:00 a.m. MST, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice.  It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about March 30, 2018.

Proxies

Proxies properly submitted by internet, telephone or otherwise properly executed and received by the Company before or at the Meeting and not revoked will be voted in accordance with the directions set forth therein.  If no direction is made, a proxy that is properly submitted and received by the Company and not revoked will be voted:

-    FOR the election of all nominees for director named herein to serve on the Board until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified,

-    FOR the resolution approving the named executive officer compensation (“Say-on-Pay”) for 2017 as disclosed in this Proxy Statement; and

-    FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

The proxy also confers on the persons named therein discretionary authority to vote with respect to any other matter that properly comes before the Meeting.

Proxies may be revoked by written notice received by the Company’s Secretary at any time before they are voted at the Meeting by delivering a signed notice of revocation to the Secretary, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 19, 2018 are entitled to notice of and to vote at the Meeting.  As of March 19, 2018, there were 47,569,430 shares of common stock, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting.  Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.  However, shares held at your broker, bank or other nominee for which you do not submit voting instructions will not be voted and will be deemed not entitled to vote with regard to certain proposals.

How to Vote If You Are a Registered Holder of Common Stock

If you are a registered holder of shares, you may vote them either by proxy as set forth in the Notice and/or proxy card in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf.

How to Vote If You Hold Your Shares in “Street Name”

Most shareholders do not have their shares registered directly with the Company in their name; instead their shares are held in their brokerage account or by a bank or other custodian who votes the shares according to the instructions submitted to them by the beneficial owner of the shares.  If you do not submit voting instructions to your broker, bank or other nominee, they will not be permitted to vote your shares on any proposal, unless the proposal constitutes a “discretionary” item and your broker, bank or other nominee is a member of the New York Stock Exchange (“NYSE”) and permitted by NYSE rules to vote on “discretionary” items.  The election of directors and the Say-on-Pay vote are “nondiscretionary” items.  Without your instructions, your shares may be represented at the Meeting, but as to nondiscretionary items, they may not be voted, resulting in “broker non-votes” on those items.  Because they cannot be voted on those matters, they are not deemed to be “entitled to vote” on those matters and will not be included in the calculation of voting results for those matters (neither in the numerator nor the denominator).

Accordingly, we urge you to promptly give instructions to your broker to vote FOR  each of the proposals contained in this Proxy Statement by using the voting instruction card provided to you by the custodian.  Please note that if you intend to vote your street name shares in person at the Meeting, you must obtain a “legal proxy” from your broker, bank or other nominee and present it at the Meeting.

Quorum, Voting Requirements and Other Matters

               The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum for the conduct of business.  Common Shares represented by a proxy that is properly submitted by internet or telephone, or otherwise properly completed, signed and returned, will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as withholding authority, casting a vote or abstaining or lacks instructions as to any “discretionary” item.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention on any matter, or withholding authority to vote with respect to the election of directors, will have the effect of a vote against the proposal.  Proxies granted by shareholders holding their shares in “street name” to their broker, board or other nominee and left uninstructed with respect to any “nondiscretionary” items are deemed to be not “entitled to vote” on those items, as “broker non-votes”, and will not be included in the calculation of voting results for those matters (either in the numerator or the denominator).

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters to come before the Meeting other than those referred to in this Proxy Statement.  If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company nominated by the Board.  Each nominee was proposed to the Board for re-election by its Nominating/Governance Committee, and the Board determined to nominate these candidates for election by the shareholders at the Meeting.  The Board has reviewed the qualifications of each nominee and has determined that, other than Mr. Tufano, each satisfies the (i) independence standards promulgated by the NYSE and applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.  The information as to age, principal occupation and directorships has been furnished by the nominees.

The Board unanimously recommends a vote FOR  the election of each of the following nominees.

			Director
Name	Age	Principal Occupation	Since
David W. Scheible	61	Chairman of the Board of the Company, Retired Chairman and	2011
		Chief Executive Officer of Graphic Packaging Holding Company
Bruce A. Carlson	68	Retired General, United States Air Force	2017
Douglas G. Duncan	67	Retired President and Chief Executive Officer of FedEx	2006
		Freight Corporation
Robert K. Gifford	60	President and Chief Operating Officer of BeachBody LLC	2016
Kenneth T. Lamneck	63	President and Chief Executive Officer of Insight Enterprises, Inc.	2013
Jeffrey S. McCreary	61	Former Interim President and Chief Executive Officer of	2016
		Isola Group
Paul J. Tufano	64	President and Chief Executive Officer of the Company	2016
Clay C. Williams	55	Chairman, President and CEO of National Oilwell Varco, Inc.	2008

David W. Scheible has been a director of the Company since 2011 and has served as non-executive Chairman of the Board since March 2016.  He serves on the Compensation and the Nominating/Governance Committees.  Since June 2016, he has been an Operating Advisor to the funds of Clayton, Dubilier & Rice, a private investment firm.  From 1998 to December 2015, Mr. Scheible held increasingly senior-level executive roles at Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and provider of contract packaging services to multinational companies.  He served as its Chairman of the Board (May 2013-May 2016), Chief Executive Officer (2007-December 2015), and previously as Chief Operating Officer and Executive Vice President of Commercial Operations.  From 1986 to 1998, he was an executive with Avery Dennison Corporation, a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible received an MBA in Finance and a Bachelor of Science in Biochemistry from Purdue University.

With his experience as chairman, chief executive officer and as a senior executive of global manufacturing, including contract manufacturing, companies over his 30-year career, Mr. Scheible brings highly relevant leadership skills and international operations expertise to the Board.

Bruce A. Carlson has been a director of the Company since 2017 and is a member of the Audit and the Nominating/Governance Committees.  He retired as an Air Force General in 2009 after 37 years of service.  During his final Air Force assignment, he commanded Air Force Materiel Command at Wright-Patterson AFB, Ohio from 2005 to 2008.  He also served as Commander, Eighth Air Force at Barksdale AFB, Louisiana from 2003 to 2005; Director for Force Structure, Resources and Assessment (J-8) for the Joint Staff from 2000 to 2003; Director of Operational Requirements at U.S. Air Force Headquarters from 1996 to 2000; and Commander, 49th Fighter Wing (the Air Force’s first stealth fighter wing) at Holloman AFB, New Mexico from 1995 to 1996.  Following his Air

Force career, Mr. Carlson served as the 17th Director of the National Reconnaissance Office from 2009 to 2012.  Mr. Carlson has been Chairman of the Space Dynamics Laboratory’s Guidance Council since 2013 and has served as an advisor on space activities to the Johns Hopkins University’s Applied Physics Lab since June 2016.  In addition, he serves as the Chairman of the Utah State Research Foundation Board of Trustees.  Mr. Carlson received a BA in Accounting from the University of Minnesota, Duluth, and an MA in Business Management from Webster University.

Douglas G. Duncan has been a director of the Company since 2006, is a member of the Audit Committee and chairs the Nominating/Governance Committee.  He is the retired President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services.  He was founding CEO of this stand-alone, wholly owned subsidiary corporation of FedEx Corporation and served in that capacity from 2001 to 2010.  He also served on the Strategic Management Committee of FedEx Corporation.  Before the formation of FedEx Freight, Mr. Duncan served as President and Chief Executive Officer of Viking Freight.  Mr. Duncan has also held management positions in operations, sales and marketing with Caliber System and Roadway Express.  He served on the Executive Committee of the American Trucking Associations and as Chairman of the American Transportation Research Institute.  He graduated from Christopher Newport University, where he served on the Board of Visitors. He also serves on the board of directors of J.B. Hunt Transport Services, Inc.

Mr. Duncan brings to the Board not only his experience as a chief executive officer, but also his skills and insight into operational logistics, which he developed over the course of his 30-year career in the transportation industry.  His ability to develop and execute corporate strategy at an organizational level is evidenced by his leadership as President and Chief Executive Officer at FedEx Freight, which under his stewardship became a leading less-than-truckload freight service operation in the United States.  The Board has determined that he qualifies as an “audit committee financial expert” under the SEC’s rules.

Robert K. Gifford has been a director of the Company since 2016 and serves on the Audit and Compensation Committees.  Since March 2017, he has served as the President and Chief Operating Officer of BeachBody LLC, a fitness company.  From June 2016-February 2017, he was the Head of Operations and Quality for the Ultrasound Division of Siemens Healthineers, a medical technology company.  From 2010 to June 2015, he held increasingly senior roles at Ingram Micro Inc., a global technology distributor and technology sales, marketing and logistics company, most recently serving as Senior Executive Vice President and President of Supply Chain Solutions and previously as Executive Vice President of Global Logistics.  Mr. Gifford also previously served as Senior Vice President of Global Supply Chain at Ecolab Inc., a provider of cleaning and sanitizing products to healthcare and food and beverage industries worldwide, and as Vice President of its North America Chemical Supply Chain & Global Equipment Supply Chain.  Prior to that, Mr. Gifford progressed from early management roles beginning in 1996 at Compaq Computer Corporation prior to its acquisition by Hewlett-Packard Company (n/k/a HP Inc.), to serving as Vice President of Worldwide Logistics and Program Manager of HP, Inc.  He received his MBA from Texas A&M University in 2006 and his BS in Manufacturing Management from San Jose State University in 1996.

Mr. Gifford brings to the Board his experience and expertise leading global supply chain systems for Fortune 100 companies in the technology industry.

Kenneth T. Lamneck has been a director of the Company since 2013, chairs the Audit Committee and is a member of the Nominating/Governance Committee.  Since 2010, he has been the President and Chief Executive Officer of Insight Enterprises, Inc., a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries.  He also serves as a director of Insight.  From 2004 to 2009, he was President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America.  From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business.  Following five years of service in the United States Army, he began his civilian career at IBM as an engineer.  Mr. Lamneck received an MBA from the University of Texas at El Paso and a Bachelor of Science from the United States Military Academy at West Point.

Mr. Lamneck’s wide-ranging industry experience over 30 years, both as a chief executive officer of a global technology provider role and in other leadership roles at multiple global hardware, software and services companies, enables him to bring to the Board a strong international operations background and depth of understanding into the operation and management of companies in the technology industry.  The Board has determined that he qualifies as an “audit committee financial expert” under the SEC’s rules.

Jeffrey S. McCreary has been a director of the Company since 2016 and serves on the Audit and Compensation Committees.  He served as a member of the board of directors (2006-2017) of Isola Group, a leading global material sciences company that designs, develops, manufactures and markets laminate materials used to fabricate advanced multilayer printed circuit boards, and previously served as its Interim President and CEO.  Mr. McCreary also served as a director and Interim President and Chief Executive Officer of Integrated Device Technology, Inc., which develops system-level solutions that optimize customers’ applications.  In addition, he previously served as a director of MIPS Technologies, Inc., a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, and as a director of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores.  Mr. McCreary is a former Senior Vice President at Texas Instruments, where he also served as Manager of Worldwide Sales and Marketing and in a number of other executive positions, including General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors.  He is an NACD Board Leadership Fellow and received a B.S.in Electrical Engineering from the Rose-Hulman Institute of Technology in 1979 and an Honorary Doctorate of Engineering from Rose-Hulman in 2004.

Mr. McCreary brings to the Board his technology expertise, together with his experience as an executive and director of technology companies.

Paul J. Tufano has been President and Chief Executive Officer of the Company since September 2016 and a director of the Company since March 2016.  He served as the Chief Financial Officer of Alcatel-Lucent, a global telecommunications equipment company, from 2008 to September 2013 and Chief Operating Officer from January 2013 to September 2013.  He was Executive Vice President of Alcatel-Lucent from 2008 to September 2013 and served as a consultant to Alcatel-Lucent from September 2013 to April 2014.  Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from 2006 to 2007 and served as Interim Chief Executive Officer during 2007.  Prior to joining Solectron, he was President and Chief Executive Officer of Maxtor Corporation, a manufacturer of computer hard disks, from 2003 to 2004, Executive Vice President and Chief Operating Officer from 2001 to 2003, and Chief Financial Officer from 1996 to 2003.  From 1979 to 1996, Mr. Tufano held management positions in finance, operations and logistics at IBM.  He has served on the board of directors of Teradyne, Inc., a global supplier of automatic test equipment, since 2005, and on the board of directors of EnerSys, a global manufacturer, marketer and distributor of industrial batteries and related equipment, since 2015.  He also served on the board of directors of International Manufacturing Services, Inc., an electronics manufacturing services provider, from 1996 to 1998.  He holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

Mr. Tufano brings to the Board extensive leadership, operational and financial experience from his service as an executive at prominent technology and electronics manufacturing companies as well as his service on boards of several companies.

Clay C. Williams has been a director of the Company since 2008, chairs the Compensation Committee and is a member of Nominating/Governance Committee. Since May 2014, he has been Chairman of the Board, President and CEO of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers.  From February to May 2014, he was a director, President and CEO of National Oilwell Varco, Inc., and from December 2012 to February 2014, he served as President and Chief Operating Officer. Prior to December 2012, he was their Executive Vice President and Chief Financial Officer and also served as the Chief Financial Officer of Varco International, Inc. prior to its merger with National-Oilwell.  Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for 30 years. In 2012, he was voted CFO of the Year in a poll conducted by Institutional Investor magazine.  He received a Bachelor of Science degree in Civil/Geological Engineering from Princeton University and an MBA from the University of Texas at Austin.

Mr. Williams’ experience as an officer of a publicly traded company active in strategic mergers and acquisitions, occupying positions of increasing seniority up to President and CEO for a leading global oilfield equipment and technology provider, in addition to his service as a director, brings to the Board extensive experience and leadership at the highest levels of public manufacturing company strategy and operations, as well as knowledge of cyclical end-markets such as those of the Company.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

              Directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present, in person or represented by proxy, at the Meeting.  Unless authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees.  If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld.  If a nominee becomes unavailable to serve for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board.  The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

              The Board is currently comprised of eight members.  Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors.  However, the remaining directors may not fill more than two such vacancies during the period between any two successive annual meetings of shareholders.  A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor.

              All directors will be elected to serve until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Executive Officers

The executive officers of the Company are Paul J. Tufano, Roop K. Lakkaraju, Michael D. Buseman, Nathalie Carruthers, Scott M. Hicar, Jan M. Janick and Lisa K. Weeks.  See “Election of Directors — Nominees for Election” for information regarding Mr. Tufano’s age, Company service and business experience.

Roop K. Lakkaraju, 47, has been Executive Vice President and Chief Financial Officer since January 2018.  From February 2017 to January 2018, he served as Chief Financial Officer of Maana, Inc., an enterprise software company that has pioneered an Artificial Intelligence-driven knowledge platform.  From October 2013 to February 2017, he served as Chief Operating Officer and Chief Financial Officer of Support.com (NASDAQ:SPRT), a provider of cloud-based software and services for technology support.  From July 2011 to October 2013, he was Chief Financial Officer of Quantros, Inc., a provider of enterprise SaaS-based solutions and information services that advance healthcare quality and safety performance.  Prior to that he held senior financial and operational roles at 2Wire, Solectron Corporation (NYSE:SLR), and Safeguard Scientifics (NYSE:SFE).  He began his career in 1993 as an auditor with Grant Thornton before joining PricewaterhouseCoopers in their Audit and Business Advisory Services.  Mr. Lakkaraju holds a B.S. in Business Administration from San Jose State University.

Michael D. Buseman, 56, has been Executive Vice President of Global Operations since July 2017.  He served as Chief Global Logistics and Operations Officer of Avnet, Inc., a global electronics components company, from November 2013 to July 2017.  From 2007 until November 2013, he was Executive Vice President of Global Manufacturing Operations of Plexus Corp., an electronics manufacturing services provider, having served as its Vice President of Global Technology, Quality and Facilities since 2006.  Mr. Buseman previously served as Vice President and General Manager of Operations of Celestica, Inc., as well as its Director, Operations, Engineering, and Technology.  He began his career in 1983 with Unisys, Inc., holding positions of increasing responsibility, including Principal Process Engineer and Director of Advanced Design Manufacturing Services.  Mr. Buseman holds a BS in Mechanical Engineering from South Dakota State University and an MBA from the University of St. Thomas, Minnesota.

Nathalie Carruthers, 48, has been Vice President, Chief Human Resources Officer since March 1, 2018, having previously served as Vice President Human Resources, Worldwide Operations from September 2017 to February 2018.  From 2015 to 2017, she was Chief Human Resources Officer for Lumileds, an LED lighting solutions company. Prior to this role, she served at Flextronics International, an electronics manufacturing services company, from 2006 to 2015 where she held a number of senior leadership HR roles.  Prior to Flextronics International, Ms. Carruthers held progressive HR roles with Solectron and General Dynamics.  Ms. Carruthers holds a Bachelor of Commerce Degree from the University of Ottawa, Canada.

Scott M. Hicar, 51, has been Vice President of Business Process Improvement and Chief Information Officer since September 2017.  Previously he worked for TwentyEighty, a corporate learning and performance management company focused on sales growth, leadership and strategy execution.  From 2009 to 2014, he was Senior Vice President and Chief Information Officer (“CIO”) for DigitalGlobe, a public digital information products company focused on Aerospace and Defense.  Prior to that, from 2006 to 2008, Mr. Hicar was Senior Vice President and CIO at Solectron Corporation, an electronics manufacturing services provider.  From 1997 to 2006, he served as CIO for Maxtor Corporation, a public provider of storage products.  Mr. Hicar has more than 25 years of technology leadership experience in transformational roles, and previously held management positions in the Supply Chain/ERP practice at Price Waterhouse, as well as serving as an internal consultant to chemical, pharmaceutical, and agriculture businesses within ICI Americas.  Mr. Hicar received his Bachelor’s degree in business administration, with a concentration in management information systems, from Ohio University.

Jan M. Janick, 59, has been with the Company since 2015.  He has been Chief Technology Officer since January 2018; previously he served as Vice President, Global Engineering from 2015 to 2018.  He joined the Company from IBM, a global technology company, where he served as Vice President Flash Systems and Technology from 2012 to 2015, Vice President Modular and Blades Server Development from 2009 to 2012 and Vice President Modular Server and Storage Development from 2006 to 2009.  From 2005 to 2006, he served as Vice President Operations and Software Development for Lenovo.  He earned both his Bachelor and Master of Science in electrical engineering from the University of Wisconsin-Madison.

Lisa K. Weeks, 50, has been Vice President of Strategy and Investor Relations since 2012.  She joined the Company in August 1999 and during her tenure has held numerous leadership positions in account management, operations and business development.  Prior to joining the Company in 1999, she worked for AVEX Electronics from 1997 to 1999 and for Teledyne Brown from 1989 to 1997.  Ms. Weeks holds both a Bachelor’s degree in aerospace engineering from Auburn University and a Master’s degree in business administration from Vanderbilt University.

Corporate Governance, Committee Charters, Shareholder Communications

The Company places integrity first and foremost, which has long been a part of our corporate identity.  The Company’s practices reflect corporate governance compliant with existing standards of the NYSE and requirements of the SEC, as well as other best practices, including:

●       The Company’s Code of Conduct applies to all directors, officers and employees;

●       The Company has a system in place to encourage and facilitate confidential and anonymous reports of compliance concerns, including to the Audit Committee of the Board;

●       Executive officers are subject to a clawback policy relating to performance-based compensation earned during periods for which a financial restatement is required under SEC reporting rules;

●       Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities;

●       All of our directors are independent, except for Mr. Tufano who serves as CEO;

●       The independent directors meet regularly without the presence of management;

●       The Board operates under a set of published corporate governance guidelines;

●       Any director that does not receive the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote in the election of directors and represented, in person or by proxy, at any meeting during which an uncontested election occurs must tender his or her resignation to the Board for its consideration in accordance with the corporate governance guidelines;

●       Two members of the Board’s Audit Committee qualify as “audit committee financial experts” as defined by the SEC;

●       KPMG, our independent registered public accounting firm, reports directly to the Audit Committee; and

●       The Company’s internal audit group reports directly to the Audit Committee periodically during the year.

The Board will continue to enhance the Company’s governance practices as value-enhancing new ideas and best practices emerge.  You may access our current committee charters, Code of Conduct and Corporate Governance Guidelines, on our website at www.bench.com  under “Investors—Corporate Governance,” or obtain copies by writing to the Corporate Secretary at Benchmark Electronics, Inc., 4141 N. Scottsdale Road, Suite 301, Scottsdale, Arizona 85251.

Shareholders and other interested parties may send communications to the Board, the nonemployee directors as a group or to individual directors, in each case, care of Benchmark Electronics, Inc., 4141 N. Scottsdale Road, Scottsdale, Suite 301, Arizona 85251.

Operation of Board of Directors and Committees; Attendance, Director Independence

The Board is responsible for establishing broad corporate policies, setting the strategic direction, setting capital allocation plans, and monitoring the Company’s overall performance.  The Board’s primary responsibility is to oversee management and, in so doing, promote the best interests of the Company and its shareholders.  The Board oversees the succession of key management employees, and the selection and appointment of the Chief Executive Officer (the “CEO”) and, subject to shareholder election, directors.  It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.  It participates in decisions having a potential major economic impact on the Company.  Management keeps the directors informed of Company activity through regular written and oral reports and through presentations at Board and committee meetings.

Directors are elected annually by the shareholders and hold office until their successors are duly elected and qualified.  Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board of Directors comprised of five to nine members as determined from time to time by the Board.  The Board has set the number of current directors at eight.  All current directors are nominees for election at the Meeting.

NYSE rules require the Company to have a majority of independent directors.  No director qualifies as independent under the rules unless the Board affirmatively determines they have no material relationship with the Company or its subsidiaries—directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company.  In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant.  As of the date of this Proxy Statement, the Board has determined that each nominee, other than Mr. Tufano, our President and CEO, is independent.  The Board determined that no independent director had a material relationship with the Company or management, other than as a director or shareholder, and that none of the express disqualifications contained in the NYSE rules apply to any of them.  In making this determination, the Board considered any relevant transaction, relationship and arrangement as required by the NYSE listing requirements.

The Board oversees an enterprise-wide approach to risk management.  The Board seeks not only to understand the risks facing the Company and management’s approach to address them, but also actively decides on the levels of risk appropriate for the Company when designing and implementing its business strategy.  In achieving this objective, the full Board participates in an annual enterprise risk assessment.  In this process, risk is assessed throughout the business, focusing on six primary areas: financial, legal/compliance, operational/transactional, customer services/reputation, information technology/security and inherent (other) risks.  In addition to reviewing risk with the full Board at least annually, the independent directors discuss risk management during non-management executive sessions led by the Chairman of the Board.

While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board have also been entrusted with responsibility for risk management.  In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditor and quarterly reports on identified risk areas.  In setting compensation, the Compensation Committee also strives to create incentives that encourage a level of risk taking consistent with the Company’s business strategy.

The Board held 4 meetings during 2017.  Each director attended at least 75% of the total meetings of the Board and committees on which he served during his tenure thereon.  Mr. Tufano, who serves as President and CEO of the Company, does not vote in committee meetings or participate in portions of Compensation Committee meetings that determine, or Board meetings that ratify, his compensation.  The nonemployee directors regularly meet in executive session without members of management present, including Mr. Tufano.  These sessions are typically held either before or after the Board’s regularly scheduled Board and committee meetings.  Additional executive sessions can be scheduled at the request of the nonemployee directors.

The Board has Audit, Compensation and Nominating/Governance Committees.  The members of these committees, and the number of committee meetings held in 2017, are as follows:

Director	Audit	Compensation	Nominating/Governance
David W. Scheible		X	X
Bruce A. Carlson	X		X
Douglas G. Duncan	X		Chair
Robert K. Gifford	X	X
Kenneth T. Lamneck	Chair		X
Jeffrey S. McCreary	X	X
Clay C. Williams		Chair	X
Meetings held:	12	5	4

The principal function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors, and (v) the performance of the Company’s internal audit function and the outside auditors.  The committee also prepares the Report of the Audit Committee required by the rules of the SEC and included later in this Proxy Statement.  Additional information regarding the functions performed by the committee is set forth below in such report.  The Board has determined that Mr. Lamneck, who chairs the committee, and Mr. Duncan qualify as “audit committee financial experts” under the rules of the SEC.  An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The principal functions of the Compensation Committee are to (i) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans (and, to the extent appropriate, plans of the Company’s subsidiaries), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation, and (iv) prepare the annual report on executive compensation included later in this Proxy Statement.  Additional information regarding the functions performed by the committee is set forth below in the “Role of Compensation Committee.”

The principal functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company, (iv) oversee corporate governance matters, and (v) coordinate an annual evaluation of the Board, which includes an evaluation of each committee and each member of the Board.   The committee operates under a written charter approved by the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company.  In addition to these requirements, the committee will also evaluate whether the nominee’s skills are complementary to those of incumbent Board members and the Board’s needs for operational, management, financial, international, technological or other expertise.  Although there is no specific policy on considering diversity, the Board and the committee believe that the Board membership should reflect diversity in its broadest sense, including geography, gender, ethnicity, viewpoint, education, skills and professional experience.  The committee has an independent search firm to identify and screen candidates, perform reference checks, prepare a biography for each candidate for the committee’s review and coordinate interviews.  The committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the committee selects nominees who it determines are best-suited to actively engage in the oversight of the Company’s strategy and drive sustainable value creation for all shareholders.  The committee will consider recommending for nomination to the Board candidates suggested by shareholders, taking into account all the factors and qualities described above, provided that recommendations are submitted and received by us at our principal executive offices at 4141 N. Scottsdale Road, Suite 301, Scottsdale, Arizona 85251, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals and Director Nominations.”

The Board does not have a written policy requiring members to attend annual shareholders meetings, although the Company expects that all of its directors will attend the Meeting.

Certain Transactions

There were no Related-Party Transactions (as defined below) since the beginning of last year.  The Board would review any proposed Related-Party Transaction to which the Company would be a party to determine if it were in the best interests of our shareholders and the Company.  Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships beyond the compensation described elsewhere in this Proxy Statement relating to Board service or employment and exceeding $120,000 in which a Related Party (as defined below) would have a direct or indirect material interest (“Related-Party Transactions”) are subject to Board review.  “Related Parties” are directors, director nominees, executive officers, holders of 5% or more of our Common Shares and their immediate family members.  Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, in the household of a director, director nominee, executive officer or holder of 5% or more of our Common Shares.

The Board does not have a written policy regarding Related-Party Transactions and does not believe such a policy is necessary because the Board has not approved, and does not expect to approve, the Company’s engagement in any Related-Party Transactions other than in rare circumstances.  Any Related-Party Transaction would be considered based on facts and circumstances at the time.  After review, the Board would decide in good faith whether to approve the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2017 were Messrs. Williams (Chair), Scheible, Gifford and McCreary.  Each member of the committee is independent, and no member was ever employed by the Company.  None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal year 2017 represented a year of repositioning and realignment of Benchmark.  We made significant progress in our stated priorities of driving revenue growth at the appropriate mix and profitability, improving operational excellence, elevating customer satisfaction and extending the Company’s rich technical capabilities and customer value proposition.

This progress translated to strong financial operating results.  Our revenue grew 7% year-over-year and we continued our focus on targeted higher-value markets with three of our four segments achieving or nearly achieving 10% year-over-year revenue growth.  We attained an expansion of our non-GAAP gross margin of 10 bps to 9.3% and an improvement of 12 days of our cash conversion cycle to an average of 66 days.

Our compensation philosophy is designed to deliver total compensation aligned with the level of Company performance.  In accordance with our compensation philosophy, in 2017:

•        We reviewed base salaries and maintained all but one at the same level, while providing a modest increase to the salaries of one Named Executive Officer (defined below) based on market data, performance and internal reviews;

•        Our Named Executive Officers earned annual incentives above target consistent with our financial results;

•        We maintained our practice of granting median level grants with a combination of PSUs and RSUs to align the compensation of our Named Executive Officers with the creation of shareholder value and maintain our targeted level of at risk compensation; and

•        The Company issued no shares under the 2014 PSU awards, for which the performance period ended in December 2017, because the 2014 PSU award metrics were not achieved.

Philosophy and Objectives

Our executive compensation program is designed to:

•        attract, retain and reward the performance of our management talent;

•        incentivize the achievement of the Company’s strategic plan, and both short- and long-term operating objectives;

•        be transparent, fair and objective;

•        encourage the taking of prudent business risks for appropriate potential long-term benefits while avoiding excessive, unnecessary or unwise risk; and

•        encourage smart investment and prudent deployment of capital.

At-risk, incentive compensation commits our executives to delivering positive results over both the short- and longer-terms by rewarding the achievement of those results and aligning their interests with the financial interests of our shareholders.  The Company’s total targeted compensation opportunity is generally set in the median range of market compensation survey data and a peer group of companies (our “Peer Group” is further detailed below), which was refined by the Compensation Committee in 2015 and reviewed annually to ensure an appropriate representative peer group.  Our compensation program is designed to deliver above-median total compensation if above-median performance is achieved and below-median total compensation for below-median performance.

In order to more closely align the financial interests of our executive officers with those of our shareholders, we have (i) share ownership guidelines requiring our executives to acquire a long-term ownership stake in the Company (see “Share Ownership Guidelines” below), (ii) a practice of making all board-level compensation decisions (base salary adjustments, annual bonuses, and long-term equity-based incentives) on a single day to reinforce performance feedback to the executives (see “Timing of Compensation Decisions” below), and (iii) a performance-based restricted stock unit (“PSU”) component in our compensation program, to more closely tie pay to performance.  Any vesting of PSUs depends on the Company’s achievement of financial goals set by the Compensation Committee and derived from the Company’s overall financial objectives, which for PSUs awarded in 2017 with a performance period ending in December 2019, included goals relating to:

•        revenue growth;

•        increasing operating income margin (operating income for the final year of the performance period excluding one-time, non-recurring, non-operational gains or charges, divided by the revenue for such year, “Adjusted Operating Margin”); and

•        increasing return on invested capital (“Adjusted ROIC”), which is defined as operating income for the final year of the performance period excluding one-time, non-recurring, non-operational gains or charges, adjusted for taxes, divided by the quarterly average of Invested Capital employed by the Company through such year.  “Invested Capital” is defined as shareholder equity plus long term debt minus cash as of the date of each balance sheet.  “Quarterly average of Invested Capital” equals the average of Invested Capital employed on each of five quarterly consolidated balance sheets for the Company from the first day of the final year of the performance period through the last day of such year.

The Committee believes that revenue growth, operating margin and earnings and the efficient use of capital are key long-term determinants of shareholder value.  The PSU targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

The foregoing financial goals are measured at the end of the performance cycle (see “Long-Term Equity-Based Incentive Compensation” below).

The primary components of our executive compensation program, described in more detail below, are (i) base salary, (ii) annual performance-based incentive compensation, and (iii) long-term incentive compensation comprised of restricted stock units (“RSUs”) and PSUs; prior to 2016, stock options were also awarded:

•        Base Salary, which pays a set level of cash income to the executive, generally within the median range of the Peer Group.

•        Annual Performance-Based Incentive Award, which pays a variable cash award to reward achievement of short-term operational performance goals, which in 2017 was based on (i) total revenue, (ii) Adjusted Operating Income (as defined below), and (iv) improvements in our cash conversion cycle.

•        RSUs, which typically vest over a four-year period, are awarded to retain management and permit each executive to steadily build an ownership stake in the Company to encourage the creation of long-term shareholder value.

•        PSUs, designed to encourage the creation of long-term shareholder value and reward performance, subject to the achievement of specific long-term financial objectives over a specified performance period, which in 2017 was a three-year performance cycle.

Four of the five components are “at-risk” in that they have value only if the Company’s financial objectives are achieved or the value of the Common Shares rises.  The Company believes that the design of these at-risk components closely aligns executive pay with performance beneficial to the Company and its shareholders over the immediate and longer terms.

Role of Compensation Committee

The Compensation Committee is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company who are subject to Section 16 of the Exchange Act (“Section 16”), including our CEO and the other executive officers named below in the Summary Compensation Table (collectively with the CEO, the “Named Executive Officers”).  The committee recommends and the Board of Directors approves the CEO’s compensation.  The committee also approves the equity incentives provided to our executives, as well as most other employees (except for certain employees not subject to Section 16 for whom the CEO has delegated authority to make limited awards).

The committee annually reviews and approves operating and financial goals for the CEO, as well as evaluates the CEO’s performance against goals set for the period year.  The CEO’s performance against pre-determined goals is a significant factor in the Committee’s and the Board of Director’s setting of the CEO’s compensation package.

Additional information with respect to the authority of the committee is set forth above under “Operation of Board of Directors and Committees; Attendance”.

Pursuant to its authority under its written charter approved by the Board, the Compensation Committee may form and delegate authority to subcommittees of the committee.  Under its charter, the committee may also delegate its authority with respect to equity awards to the extent permitted by the Texas Business Organizations Code, except that the committee shall approve all awards of equity-based compensation to any officer subject to Section 16 of the Exchange Act.

The Compensation Committee has retained Pearl Meyer & Partners, LLC to serve as its independent compensation consultant (the “Consultant”) and perform reviews from time to time of our executive compensation practices, as well as the compensation of our Board of Directors.  The Consultant advised the committee on certain compensation matters relating to 2017 compensation and has performed such a review in connection with the committee’s decisions relating to 2018 compensation.  The Consultant does not provide any services on behalf of management and does not have any potential business conflicts with its role as an independent advisor.

Role of Management

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the committee does not delegate any of its responsibilities to others in setting compensation for the executive officers.  The CEO annually reviews the performance of the other executive officers and presents his conclusions and recommendations as to salary adjustments and annual equity awards to the committee for its consideration.  The committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers.  The committee does not take into account any recommendations from the CEO regarding his own compensation.

Evaluation of Say-on-Pay Advisory Vote

At our 2017 annual meeting, shareholders voted 95% in favor of approving the Named Executive Officer compensation described in the 2017 proxy statement.  Based on the Say-on-Pay vote at the annual meeting, the Compensation Committee determined not to change its compensation philosophy or to significantly alter our compensation practices in 2018.

Competitive Market Review

In setting executive compensation, the Compensation Committee considers all factors it deems relevant.  The committee also considers data and recommendations presented by the Consultant or management based on market data that provide information on the level of the total target compensation (i.e., salary, annual incentive and long-term incentive compensation) paid to similarly positioned executives at companies in the Peer Group.  To determine the amount of compensation to be paid to each of our executives, the committee performs an evaluation, including a review of the following (without assigning specific weight to each factor):

•        each executive’s performance, responsibilities and time in role;

•        market survey data;

•        relativity in pay among the Company’s executive officers;

•        comparability of each executive’s role to executives named in Peer Group proxy statements;

•        general compensation trends;

•        the Company’s financial position; and

•        for executives other than the CEO, the recommendations of the CEO.

The Compensation Committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation, cash and noncash compensation, establishing the amount of equity awards or allocating equity awards between stock options, RSUs and PSUs, rather, the committee considers compensation in total for each individual, and may, accordingly, weight components differently from year to year.

Each year, the Compensation Committee evaluates peers from publicly traded companies that are major competitors or customers.  The committee seeks to select peer companies that are comparable to Benchmark based on various criteria, including revenue, market capitalization, similar industry affiliation, scope of global operations and a belief that these companies compete for similar executive talent.  The companies in the Peer Group for 2017 included entities with revenues between $0.9 billion and $6.8 billion  and median revenue of $2.4 billion, manufacturers and companies in the electrical components, systems software, semiconductor components and electronics manufacturing services industries.

The Peer Group for the fiscal year 2017 compensation decisions consisted of the following companies:

•	AVX Corporation	•	Multi-Fineline Electronix, Inc.
•	Celestica Inc.	•	ON Semiconductor Corporation
•	Esterline Technologies, Inc.	•	Plexus Corp
•	Freescale Semiconductor, LTD	•	Sanmina Corporation
•	Harris Corporation	•	Teradyne, Inc.
•	Hill-ROM Holdings, Inc.	•	TTM Technologies, Inc.
•	Lexmark International	•	Vishay Intertechnology, Inc.

Timing of Compensation Decisions

In order to reinforce performance feedback through compensation and to comply with certain regulations impacting performance-based awards, the Compensation Committee makes executive compensation decisions in the first quarter of each year.  This allows for an assessment based on a focal point affording the opportunity to consider the relative contribution of each of the executives.  The committee reviews and approves equity awards to all eligible employees, including executive officers, once a year, on the date of the committee’s regularly scheduled first quarter meeting.  When used, stock options have an exercise price equal to the closing price of the Common Shares on the date of award.  The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information.

2017 Compensation

Base Salary Compensation

The Compensation Committee reviews base salaries of the Named Executive Officers annually.  In making salary determinations, the committee considers salary norms for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, the committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor) as well as the recommendations of the CEO (as to executive officers other than the CEO).  During its review of base salaries for executives for 2017, the committee primarily considered market data provided by the Consultant, the results of a review of the executive’s compensation relative to the Company’s other executive officers, and the executive’s individual performance.  Based on this review, the committee granted a base salary increase effective March 1, 2017 of 6.0% to Mr. Peterson equating to a $370,000 base salary.  Messrs. Tufano, Adam and King base salaries remained at $1,000,000, $420,000 and $395,000, respectively.  Mr. Buseman joined the Company in August 2017 with an annual base salary of $400,000.

Annual Cash-Based Incentive Compensation

The purpose of the executive annual incentive compensation plan is to align the interests of executive officers with shareholders by motivating the achievement of superior financial and operational performance that increases shareholder value.  Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the year.  Targets under the executive annual incentive plan for 2017 were set by the Compensation Committee in the first quarter of 2017.  Our practice is to award cash incentive bonuses based on the attainment of corporate performance goals.  The following table sets forth the threshold, target and maximum performance goals, which are weighted equally and assessed independently with respect to 2017 financial results of the Company for each of the executive officers:

Corporate Performance Goals
Objective Level	Operating Income(1)	Cash Conversion Cycle(2)	Revenue
Threshold	$84 million	78 days	$2.200 billion
Target	$108 million	70 days	$2.408 billion
Maximum	$130 million	62 days	$2.600 billion
Actual	$99.953 million	66 days	$2.467 billion

(1)            Operating income excludes restructuring charges and other costs, customer insolvency and amortization of intangible assets (“Adjusted Operating Income”).

(2)            Represents the average of the cash conversion cycle (accounts receivable days plus inventory days less accounts payable and customer deposit days) calculated as of the end of each of the four quarters ended December 31, 2017.

The following table sets forth the potential 2017 threshold, target and maximum cash incentive payment levels, as a percentage of salary, for the Named Executive Officers based on the Company’s achievement of the performance goals above.  Below the threshold, no award is earned; achievements between the different levels are paid ratably:

	Potential 2017 Incentive Payments as a Percentage of Salary Related
	to Achievement of Performance Goals
Named Executive	Threshold	Target	Maximum
Paul J. Tufano	57.5%	115.0%	230.0%
Donald F. Adam	37.5%	75.0%	150.0%
Michael D. Buseman	37.5%	75.0%	150.0%
Jon J. King	37.5%	75.0%	150.0%
Scott R. Peterson	37.5%	75.0%	150.0%

The total incentive award is determined according to the level of achievement of the aggregate corporate performance goals.  The maximum incentive bonus for these executive officers was 200% of target, or 230% of based salary for Mr. Tufano and 150% of base salary for the other executive officers.

At its regular first quarter 2018 meeting, the Compensation Committee determined the extent to which the 2017 performance goals were achieved and approved the amount to be paid to each executive.  The committee determined that the Company had exceeded the threshold Adjusted Operating Income goal and exceeded both the revenue and cash conversion cycle targets.  The table below sets forth the incentive award earned and the corresponding percentage of 2017 salary that the amount represented.

	Amount of
	Cash Incentive	% of
Named Executive	Earned	Salary
Paul J. Tufano	$1,374,250	137.43%(1)
Donald F. Adam	$376,425	89.63%(2)
Michael D. Buseman	$137,885	89.63%(2)
Jon J. King	$354,019	89.63%(2)
Scott R. Peterson	$328,889	89.63%(2)

(1)            Mr. Tufano’s incentive payment consisted of the following percentages of base salary for each performance goal: 29.79% for Adjusted Operating Income, 57.50% for cash conversion cycle and 50.14% for revenue.

(2)            Messrs. Adam, Buseman (pro-rated for a partial year), King and Peterson’s incentive payments consisted of the following percentages of base salary for each performance goal: 19.43% for Adjusted Operating Income, 37.50% for cash conversion cycle and 32.70% for revenue.

Long-Term Incentive Compensation

The Compensation Committee believes that our long-term incentive compensation, which is equity-based, is critical to motivate increases in shareholder value over the longer term because it focuses executive attention on share price as the primary measure of the Company’s overall performance.  In 2017, the committee awarded executive officers a combination of RSUs and PSUs under our 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) (in each case, as further described below).  To determine the awards for each executive officer, the committee evaluated each executive officer’s performance and responsibilities, and also considered market data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor).  The evaluation was made with input from our CEO, and also factored in the future potential contribution from each executive officer.  Although management recommended the number of shares to be covered by equity awards granted to employees, the committee approved the grant of all equity awards and did not delegate the timing of such grants.  Equity award grants to our CEO and other executive officers are not made automatically each year.  The amount and terms of equity awards already held by executives generally are not significant factors in the committee’s determination of whether and how many equity awards should be granted to the executive officers.

RSUs - Long-term equity-based incentive compensation awards include time-based awards, which typically vest over four years, to improve retention of executive officers and to enable a steadily growing ownership stake in the Company that encourages long-term strategic performance.

PSUs – The committee believes the PSUs, which are subject to the achievement of measurable, absolute financial goals, can enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking.  The financial goals for the 2017 grants were set by the committee and relate to the achievement of performance related revenue, Adjusted Operating Income and Adjusted ROIC goals as outlined in the Company’s 3 year strategic plan, which will be assessed at the end of the performance period.  Each metric will be weighted and assessed equally and independently.  The number of PSUs that will ultimately be earned will not be determined until the end of the corresponding performance periods, and may vary from as low as zero to as high as 2.5 times the target number depending on the level of achievement of the performance goals.

The long-term equity-based incentive compensation awards made in the first quarter of 2017 consisted of approximately 50% of the total value awarded in PSUs and 50% in RSUs.  Pursuant to his employment agreement entered into in September 2016, Mr. Tufano received PSUs in 2017 with a grant date fair value of $1,800,000 and vesting based on a single two-year performance period ending on December 31, 2018.

Deferred Compensation Benefits

In order to attract and retain key employees, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pretax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a predetermined time in the future or upon termination of employment with the Company.  The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified ‘‘top-hat’’ plan exempt from the substantive requirements of the Employee Retirement Income Security Act.  All contributions by employees to the Deferred Compensation Plan, as well as any contributions by the Company, are fully vested upon contribution.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the “Savings Plan”).  The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation upon completion of one year of service.  All contributions by employees to the Savings Plan, as well as any matching contributions by the Company, are fully vested upon contribution.

Perquisites and Personal Benefits

The Company historically has offered only minimal perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams.  As disclosed in the Summary Compensation Table, Mr. Peterson was also provided relocation services during 2017 when he transferred to the Company’s headquarters in Arizona.

Other Matters

Share Ownership Guidelines

Our Named Executive Officers are subject to a share ownership requirement implemented in 2008.  During their term of employment with the Company, these officers are expected to directly own Common Shares having a market value of at least 3x annual base salary for the CEO and 2x annual base salary for the other Named Executive Officers.  Any such officers who have not yet achieved this ownership requirement are expected to retain 20% of their stock awards.  Once achieved, the officer remains in compliance despite any decrease in the market value of the Common Shares or any increase in base salary.  Mr. Adam has met the ownership requirement, and the other officers are in compliance with the policy.

Analysis of Compensation Risk

Periodically our Compensation Committee analyzes the potential risks posed by the Company’s compensation programs to determine whether the programs might encourage the executive officers to take unnecessary or excessive risks, or whether the programs might encourage the manipulation of reported earnings.  As part of its analysis the committee also considers mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	Unsustainable fixed expense.	Management of expenses and increases.
	Retention challenges if below	Annual market surveys.
market levels.

Annual Incentive Plan	Imprudent risk taking to	Internal financial controls.
	maximize short-term reported	Award caps.
	financial results.	Tied to independently audited results.
Short term operating income
optimization without regard for
longer term results.

Long-Term Equity-Based	Imprudent risk taking to	Long-term incentive awards at risk.
Incentive Plans	maximize short-term stock price.	Share ownership guidelines.
	Earnings manipulation.	Vesting periods.
Internal financial controls.
Independent audit.

Health & Insurance Benefits	Unsustainable fixed expense.	Management of expenses.
	Retention challenges if not	Annual market surveys.
	market competitive.	Strategic plan design to maximize cost
escalations and consumer driven design
components.

Retirement Benefits (401k and	Unsustainable fixed expense.	Management of expenses.
Deferred Compensation Plans)	Retention challenges if not	Limited nonqualified retirement benefits.
	market competitive.	Third-party professional advisors.
Legal compliance risks.

Severance Plans	Unsustainable fixed expense.	Limitations within employment,
severance and change of control
agreements.
Benefit limits.

Perquisites & Expatriate	Unsustainable fixed expense.	Management of expenses.
Benefits	Retention challenges if not	Annual market surveys.
market competitive.

Based on its analysis, the Compensation Committee has determined that our compensation program is unlikely to motivate inappropriate risk-taking.

Limits on Deductibility of Compensation

In 2017, an income tax deduction under Section 162(m) of the Code will generally be available for annual compensation in excess of $1 million paid to certain executive officers only if that compensation is “performance-based” and complies with certain other requirements.  Although the Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified leaders, are important and may supersede the goal of maintaining deductibility.  Consequently, the committee may decide to pay compensation that is not deductible when it believes it is in the best interests of the Company and shareholders to do so.  Section 162(m) of the Code was amended by the Tax Cuts and Jobs Act (“2017 Tax Reform Law”), which was enacted on December 22, 2017.  Effective for taxable years beginning on or after January 1, 2018, the 2017 Tax Reform Law eliminates the Section 162(m) exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and expands the definition of “covered employee” to include a company’s chief financial officer.  Once an individual is treated as a “covered employee”, the individual remains a covered employee for all future years including after termination, retirement or death.  In the absence of any rulemaking at this time, the full impact of the 2017 Tax Reform Law’s changes to Section 162(m) of the Code on the Company’s executive compensation program is not yet known.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter approved by the Board of Directors. As required by the charter, each member of the committee is independent, and no member of the committee has any interlocking or other relationships with the Company.

The committee administers the Company’s executive compensation program. Among other things, the committee is responsible for:

•        establishing the compensation of our CEO, which is then ratified by the full Board;

•        determining the compensation of the Named Executive Officers other than the CEO; and

•        administering the Company’s employee benefit plans.

The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2017 and other compensation disclosures in this Proxy Statement with management. Based on such reviews and discussions, the committee recommended to the Board that the compensation-related disclosures made in this Proxy Statement be included herein and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

Compensation Committee

Clay C. Williams, Chair

Robert K. Gifford

Jeffrey S. McCreary

David W. Scheible

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our CEO and our other Named Executive Officers for 2017.

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2017, 2016 and 2015.

						Non-Equity	All Other
				Stock	Option	Incentive Plan	Compen-
Name and		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	sation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Paul J. Tufano	2017	$1,000,000	$—	$1,800,005	$—	$1,374,250	$108,026	$4,282,281
President and Chief	2016	321,745	193,846	1,824,967	—	106,154	19,006	2,465,718
Executive Officer (CEO)

Donald F. Adam(5)	2017	420,000	—	735,011	—	376,425	29,924	1,561,360
Former Vice President and	2016	418,077	—	861,012	—	87,099	29,797	1,395,985
Chief Financial Officer (CFO)	2015	423,846	—	546,659	253,436	88,372	29,087	1,341,400

Michael D. Buseman(6)	2017	153,846	—	732,752	—	137,885	79,466	1,103,949
Executive Vice President
Global Operations

Jon J. King(7)	2017	395,000	—	691,240	—	354,019	28,143	1,468,402
Former Executive Vice	2016	392,692	—	475,041	—	81,811	27,927	977,471
President Worldwide Operations	2015	392,692	—	301,005	88,535	81,876	26,949	891,057

Scott R. Peterson(8)	2017	366,962	—	649,258	—	328,889	173,922	1,519,031
Former Vice President,	2016	346,154	—	329,967	—	72,115	30,983	779,219
General Counsel and Secretary	2015	336,923		195,302	90,490	70,248	10,566	703,529

(1)           The amounts reflect the aggregate grant date fair value of RSU and PSU grants pursuant to the Company’s equity plans during the fiscal years ended December 31, 2017, 2016 and 2015, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  Stock awards were valued using the closing market price of the Common Shares on the grant date.  A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement.  Assuming the performance conditions will be achieved at a maximum level of 250% for grants in 2017, the grant date fair value of stock awards for each of our Named Executive Officers would be as follows:

Mr. Tufano	$4,500,013
Mr. Adam	$1,286,458
Mr. Buseman	$1,306,916
Mr. King	$1,209,810
Mr. Peterson	$1,136,319

(2)            The amounts reflect the aggregate grant date fair value of stock option grants pursuant to the Company’s equity plans during the year ended December 31, 2015 computed in accordance with the provisions of FASB ASC Topic 718.  Assumptions used in the calculation of this amount are included in footnote 1(l) to the Company’s audited financial statements for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10−K filed with the SEC on March 1, 2018.

(3)            The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual executive incentive compensation plan.  The amounts include cash bonuses earned in year of service regardless of when paid.

(4)            For the year ended December 31, 2017, the “All Other Compensation” column includes (a) $10,600 paid by the Company pursuant to the Company’s Savings Plan to Messrs. Tufano, Adam, King and Peterson (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation and IRS limits), (b) payments by the Company to Messrs. Tufano, Adam, Buseman, King and Peterson pursuant to the Company’s Deferred Compensation Plan as elective contributions, and (c) payments by the Company of premiums for term life insurance on behalf of each of our Named Executive Officers.  In addition, Mr. Tufano received $11,452 of perquisites during 2017, which included $5,000 for financial planning services, $3,500 for his annual executive physical and $2,952 for a health club membership. Mr. Peterson also received $98,048 of perquisites during 2017, which included $68,458 for relocation costs, $18,738 for applicable taxes, $4,152 for financial planning services, $3,500 for his annual executive physical and $3,200 for a health club membership.

(5)            Mr. Adam resigned as Vice President and Chief Financial officer effective December 31, 2017.

(6)            Mr. Buseman became an Executive Officer in August 2017.

(7)            Mr. King resigned as Executive Vice President of Worldwide Operations in August 2017.

(8)            Mr. Peterson resigned as Vice President, General Counsel and Secretary effective December 31, 2017.

Employment and Other Agreements

The Company has entered into an employment agreement with Mr. Tufano and a severance agreement with Mr. Buseman.  These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive, except in the case of Mr. Tufano whose agreement was subject to a single one-year extension.  In February 2018, the Company amended Mr. Tufano’s employment agreement to extend the term through December 31, 2019.

In addition, Mr. Tufano’s agreement provides for payment of a cash incentive if the Company attains or exceeds its corporate performance goals, which are specified each year by the Compensation Committee.  A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the committee is set forth in “Compensation Discussion and Analysis—2017 Compensation — Annual Cash-Based Incentive Compensation”.

Each agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances.  A more detailed discussion of the severance terms is set forth in “—Potential Payments upon Termination or Change in Control”.

Each agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the agreement and for two years thereafter, as well as a confidentiality covenant of indefinite length.

In addition to the restrictive covenants described in the preceding sentence, Messrs. Tufano and Buseman may not, during their periods of employment and for two years thereafter, make disparaging remarks about the Company, its subsidiaries or products and services or divert customers of the Company to its competitors.

On May 15, 2017, the Company entered into an agreement with Mr. King pursuant to which he will remain employed in a part-time capacity.  The agreement became effective August 7, 2017.  Except as noted below, the agreement superseded and replaced Mr. King’s prior employment agreement with the Company, dated December 1, 2005.  The agreement will remain in effect until Mr. King’s scheduled retirement in October 2020.  Mr. King received his current base salary for 2017, as well as his annual bonus.  Commencing January 1, 2018, his annual base salary is $144,000, and he will not be eligible to receive an annual bonus or any additional equity-based incentive compensation.  Mr. King’s outstanding equity awards will continue to vest in accordance with their terms so long as he continues his employment.  Mr. King will remain subject to the non-competition, non-solicitation and confidentiality covenants set forth in Mr. King’s prior employment agreement.

On December 7, 2017, the Company entered into a Transition Agreement and Release of All Claims with Mr. Peterson.  In accordance with the agreement, Mr. Peterson resigned as Vice President, General Counsel and Secretary on December 31, 2017 and served in a transitional role through March 16, 2018.  Mr. Peterson received the pro-rated portion of his annualized salary of $371,000 during the transition period beginning January 1, 2018 and ending March 16, 2018, and his restricted stock unit awards and nonqualified stock option awards that vest solely based on the passage of time continued to vest through March 16, 2018.  In addition, Mr. Peterson will be paid severance consisting of the pro-rated portion of his annualized salary during the period beginning March 16, 2018 and ending December 31, 2018 totaling $294,767, and will receive continued health insurance coverage during this time period.  Per the agreement, Mr. Peterson received his bonus for the 2017 calendar year in accordance with the existing terms of the Company’s executive annual incentive compensation plan.

On December 18, 2017, the Company entered into a Transition Agreement and Release of All Claims with Mr. Adam.  In accordance with the agreement, Mr. Adam resigned as Vice President and Chief Financial Officer effective December 31, 2017 and served in a transitional role through March 9, 2018.  Mr. Adam received a reduced annualized salary of $104,000 during the transition period beginning January 1, 2018 and ending March 9, 2018, and his restricted stock unit awards and nonqualified stock option awards that vest solely based on the passage of time continued to vest through March 9, 2018.  The agreement further provided that Mr. Adam would receive his bonus for the 2017 calendar year in accordance with the existing terms of the Company’s executive annual incentive compensation plan.

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2000 Stock Awards Plan (the “2000 Plan”) authorized, and the Omnibus Plan authorizes, the Company, upon approval of the Compensation Committee, to grant a variety of types of awards, including stock options, restricted shares, RSUs, stock appreciation rights, performance compensation awards, including PSUs, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company.  The 2000 Plan expired in 2010 and no additional grants can be made under that plan.  The Omnibus Plan was approved by the Company’s shareholders in 2010 and replaced the 2000 Plan.  As of December 31, 2017, the Company had equity awards outstanding with respect to 1.5 million Common Shares under the Company’s 2000 and Omnibus Plans, and 3.1 million additional Common Shares are available for issuance under the Omnibus Plan.

The following table sets forth information concerning grants of RSUs and PSUs to the Named Executive Officers during 2017 under the Omnibus Plan, as well as estimated possible payouts under cash and equity incentive plans. The Company did not grant any stock option awards during 2017; accordingly these columns have been omitted.

2017 Grants of Plan-Based Awards

								All Other
								Stock	Grant Date
								Awards:	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Number of	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	($)(3)
Mr. Tufano	3/2/17	$575,000	$1,150,000	$2,300,000	—	—	—	—	—
	3/3/17	—	—	—	14,331	57,325	143,313	—	$1,800,005

Mr. Adam	3/2/17	$157,500	$315,000	$630,000	—	—	—	—	—
	3/3/17	—	—	—	2,927	11,708	29,270	—	$367,631
	3/3/17	—	—	—	—	—	—	11,700	$367,380

Mr. Buseman	8/7/17	$57,692	$115,385	$230,769	—	—	—	—	—
	8/7/17	—	—	—	2,668	10,670	26,675	—	$349,976
	8/7/17	—	—	—	—	—	—	11,670	$382,776

Mr. King	3/2/17	$148,125	$296,250	$592,500	—	—	—	—	—
	3/3/17	—	—	—	2,753	11,010	27,525	—	$345,714
	3/3/17	—	—	—	—	—	—	11,004	$345,526

Mr. Peterson	3/2/17	$137,611	$275,222	$550,443	—	—	—	—	—
	3/3/17	—	—	—	2,585	10,341	25,853	—	$324,707
	3/3/17	—	—	—	—	—	—	10,336	$324,550

(1)    The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential payout under the 2017 annual executive incentive compensation plan for the Named Executive Officers in 2017.

(2)       The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential shares that may be earned in respect of PSUs granted under the Omnibus Plan for the Named Executive Officers in 2017.  The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2019.  Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum”.

(3)       The amounts shown in this column reflect the grant date fair value of the RSU and PSU awards granted in 2017, as computed in accordance with FASB ASC Topic 718.  The RSUs and PSUs were valued using the closing market price of the Common Shares on the grant date.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers at December 31, 2017.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
							Market	Unearned	Unearned
	Number of	Number of				Number of	Value of	Shares,	Shares,
	Securities	Securities				Shares or	Shares or	Units or	Units or
	Underlying	Underlying				Units of	Units of	Other	Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	($)
Mr. Tufano	—	—		—	—	30,686(4)	$892,963	57,325(5)	$1,668,158

Mr. Adam	30,227	—		$ 16.03	03/06/22
	29,364	—		$ 17.37	02/27/23
	17,940	5,980	(1)	$ 22.99	02/13/24
	11,214	11,214	(2)	$ 23.14	02/19/25
	—	—		—	—	32,681(4)	$951,017	59,944(5)	$1,744,370

Mr. Buseman	—	—		—	—	10,670(4)	$310,497	11,670(5)	$339,597

Mr. King	—	2,775	(1)	$ 22.99	02/13/24
	—	6,174	(2)	$ 23.14	02/19/25
	—	—		—	—	22,297(4)	$648,843	36,510(5)	$1,062,441

Mr. Peterson	1,550	1,550	(3)	$ 22.60	05/06/24
	—	4,004	(2)	$ 23.14	02/19/25
	—	—		—	—	17,296(4)	$503,314	23,709(5)	$689,932

(1)	Options granted February 13, 2014 with an exercise price of $22.99 vested as follows.

	Vesting Date		Mr. Adam	Mr. King
	February 13, 2018		5,980	2,775
			5,980	2,775

(2)	Options granted February 19, 2015 with an exercise price of $23.14 vested or will vest as follows, subject to the executive’s continued employment.

	Vesting Date	Mr. Adam	Mr. King	Mr. Peterson
	February 19, 2018	5,607	3,087	2,002
	February 19, 2019	5,607	3,087	2,002
		11,214	6,174	4,004

(3)	Options granted May 6, 2014 with an exercise price of $22.60 will vest as follows, subject to the executive’s continued employment.

	Vesting Date			Mr. Peterson
	May 6, 2018			1,550
				1,550

(4)	The following table provides the number of unvested restricted stock awards by vesting date held by our Named Executive Officers at December 31, 2017, subject to the executive’s continued employment.

	Vesting Date	Mr. Tufano	Mr. Adam	Mr. King	Mr. Buseman	Mr. Peterson
	February 13, 2018	—	3,138	1,456	—	—
	February 19, 2018	—	2,953	1,626	—	1,055
	February 23, 2018	—	3,979	2,195	—	1,525
	March 3, 2018	—	2,925	2,751	—	2,584
	May 6, 2018	—	—	—	—	275
	August 7, 2018	—	—	—	2,667	—
	December 31, 2018	30,686	—	—	—	—
	February 19, 2019	—	2,953	1,626	—	1,055
	February 23, 2019	—	3,979	2,195	—	1,525
	March 3, 2019	—	2,925	2,751	—	2,584
	August 7, 2019	—	—	—	2,667	—
	February 23, 2020	—	3,979	2,195	—	1,525
	March 3, 2020	—	2,925	2,751	—	2,584
	August 7, 2020	—	—	—	2,668	—
	March 3, 2021		2,925	2,751	—	2,584
	August 7, 2021	—	—	—	2,668	—
		30,686	32,681	22,297	10,670	17,296

(5)

This represents the number of shares that will be delivered assuming target level of performance. The number of PSUs that will ultimately be earned will not be determined until the end of the respective performance periods, and may vary from as low as zero to as high as three times the target number, in the case of PSUs granted in 2014, and two and one half times the target number, in the case of PSUs granted in 2015, 2016 and 2017.

2017 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options and vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
Mr. Tufano(3)	—	$—	34,029	$998,682
Mr. Adam	81,572	$1,205,260	13,941	$449,747
Mr. King	24,627	$263,205	7,057	$227,786
Mr. Peterson	7,104	$64,812	2,855	$92,568

(1)    The amounts were calculated by multiplying the number of shares acquired on exercise by the difference between the exercise price and sales price per share on the date of option exercise.

(2)    The amounts were calculated by multiplying the number of shares acquired on vesting by the Company’s closing stock price per share on the vesting date.

(3)    The amounts for Mr. Tufano represent the vesting of RSUs that were granted to him during his service as a nonemployee director.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of ‘‘compensation’’ (commission and such other cash compensation or equity compensation approved by the Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year(1)	Distributions	Year End(2)
Name	($)	($)	($)	($)	($)
Mr. Tufano	$—	$64,500	$244	$—	$83,594
Mr. Adam	42,000	18,800	34,280	—	384,531
Mr. Buseman	—	79,300	2,000	—	81,300
Mr. King	40,905	17,050	2,663	—	144,262
Mr. Peterson	32,899	18,178	9,865	—	106,999

(1)  These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the Summary Compensation Table.  All contributions to the Deferred Compensation Plan, including Company contributions, are fully vested upon contribution.

(2)  Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements in prior years: Mr. Tufano - $18,850; Mr. Adam - $50,200; Mr. King - $40,763: and Mr. Peterson - $19,950.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements with Messrs. Tufano and Buseman that would require the payment of severance by the Company if the applicable executive’s employment were terminated (i) by the Company without cause or (ii) by the executive for “good reason”.  The severance to be paid to Mr. Buseman is equal to 100% of the executive’s annual base salary, plus the target level bonus for the full year of termination payable when bonuses are otherwise paid to the Company’s employees.  If Mr. Buseman secures other employment following termination, the foregoing payments will be reduced to 50% of the balance still owing.

In addition, the Company will provide Mr. Buseman continuation of health insurance coverage for one year after the termination of employment.  Additionally, in the case of Mr. Buseman, the agreements provide for payment of severance upon the executive’s death or disability, in an amount equal to a prorated bonus.  Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event the Company terminated Mr. Tufano’s employment without cause or Mr. Tufano terminated his employment for “good reason”, Mr. Tufano would be entitled to receive a lump-sum cash payment equal to the lesser of (x) and (y), where (x) equals two times the sum of (1) Mr. Tufano’s annual base salary at the time of his termination plus (2) the greater of (A) his target bonus for the year in which the termination date occurs and (B) the last annual bonus paid to Mr. Tufano prior to the termination date (the sum of (1) and (2), the “Total Cash Amount”), and (y) equals two times the Total Cash Amount multiplied by a fraction, the numerator of which is the number of days remaining in the initial two-year term of Mr. Tufano’s employment agreement following the termination date (if any) and the denominator of which is 365.  In addition, Mr. Tufano would be entitled to pro-rated accelerated vesting of all RSUs held on the termination date, based on the number of days elapsed in the Initial Term prior to the termination date, and all of his unvested performance-based awards would be forfeited.

In the event the Company terminated Mr. Tufano’s employment without cause or Mr. Tufano terminated his employment for “good reason” within the three-month period immediately preceding or the 24-month period immediately following a change in control of the Company, then he would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount and full accelerated vesting of all outstanding RSUs and his PSUs would vest based on performance actually achieved as measured through the termination date.

In either case or in the case of Mr. Tufano’s death or disability, the Company would also pay for the portion of the premium cost for Mr. Tufano’s group health insurance coverage that it would pay him if he had remained employed by the Company for a period of 18 consecutive months after the termination date, or until such earlier time at which he becomes eligible for similar benefits by reason of new employment or is otherwise no longer eligible for continued coverage under applicable law.

In the case of Messrs. Buseman and Tufano, the agreements also provide that if payments and benefits provided thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Code, such payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax, but only if the net after-tax amount received by Messrs. Buseman and Tufano in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by Messrs. Buseman and Tufano in respect of such payments and benefits as a result of such reduction.

In the case of Mr. Buseman, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s target compensation opportunity greater than 10%, (iii) a move to a principal office location that is more than 50 miles from Scottsdale, Arizona without his consent, (iv) the Company’s failure to renew the agreement for a successive one-year term, or (v) a material breach by the Company of any other provision of the agreement that is not cured after written notice by the executive.

In the case of Mr. Tufano, “good reason” is generally defined as (i) a material diminution of his title or responsibilities, (ii) a reduction in his base salary or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of his employment agreement that is not cured after written notice by Mr. Tufano.

Mr. King resigned as Executive Vice President of Worldwide Operations in August 2017.  See “—Employment and Other Agreements” for a description of the agreement entered into with Mr. King relating to the terms of Mr. King’s resignation.

Mr. Adam resigned as Vice President and Chief Financial officer effective December 31, 2017.  See “—Employment and Other Agreements” for a description of the agreement entered into with Mr. Adam relating to the terms of Mr. Adam’s resignation.

Mr. Peterson resigned as Vice President, General Counsel and Secretary effective December 31, 2017.  See “—Employment and Other Agreements” for a description of the agreement entered into with Mr. Peterson relating to the terms of Mr. Peterson’s resignation.

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination upon a Change in Control

The table below reflects the amount of compensation payable to Messrs. Tufano and Buseman upon involuntary not-for-cause termination, termination by the executives for good reason and termination following a change of control in accordance with their employment or severance agreements.  The amounts shown assume that such termination was effective as of December 31, 2017 and includes amounts earned through such time and estimates of the amounts that would be paid to the executives upon their termination.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.  Upon separation from the Company, the Named Executive Officers will be entitled to receive all amounts accrued and vested under the Savings Plan and the Deferred Compensation Plan.  These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

The Company’s outstanding equity awards would vest in the event of a termination of employment by the Company without cause or by the awardholder for “good reason” within the two-year period following a change in control of the Company.  However, the Company’s outstanding equity awards would vest as of immediately prior to a change in control if the awards are not assumed or substituted by the successor company or its parent or subsidiary in connection with the transaction.  Under the equity award agreements, “good reason” is defined as (i) a material diminution of the awardholder’s duties or responsibilities, (ii) a reduction in the awardholder’s base salary greater than 10%, or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of the awardholder’s employment agreement or any other agreement between the Company and the awardholder.

			Accelerated
	Lump Sum	Continuation	Vesting of
	Severance	of Insurance	Stock	Total
Name	Payment(1)	Benefits(2)	Awards	Payments
Mr. Tufano	$4,300,000	$15,000	$464,106 (3)	$4,779,106	(5)
Mr. Tufano - Change in Control	6,450,000	23,000	2,561,120 (4)	9,034,120	(5)
Mr. Buseman	837,885	22,000	—	859,885	(5)
Mr. Buseman - Change in Control	2,237,885	32,000	650,094 (4)	2,919,979	(5)

(1)            Payment based on annual base salary as of December 31, 2017 and, if applicable, any cash incentive bonus payable under the terms of their agreements.  The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)            Estimated cost to the Company of providing applicable insurance welfare benefits for (i) 18 months for Mr. Tufano and (ii) 12 months (18 months, in the event of a termination of employment in connection with a change in control) for Mr. Buseman, in each case after the termination of employment based on average annual cost per employee.

(3)            The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination, multiplied by (B) the closing price per share of the Common Shares on December 31, 2017.

(4)            The value of the accelerated vesting benefit equals (A) the number of RSUs  and PSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination within the two-year period following a change of control event, multiplied by (B) the closing price per share of the Common Shares on December 31, 2017.

(5)            These payments and benefits are subject to reduction if their receipt triggers the golden parachute excise tax under Section 4999 of the Code.  As indicated above, payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by Messrs. Tufano or Buseman in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by them in respect of such payments and benefits as a result of such reduction.

Potential Payments upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate,  other than Messrs. Adam, King and Peterson, upon the death or disability of the executive is shown below.  The amounts shown assume that such termination was effective as of December 31, 2017, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination.  The actual amounts to be paid can only be determined at the time of the executive’s death or disability.  All contributions to the Deferred Compensation Plan are fully vested upon contribution and would be paid out upon death or disability.  See “Compensation Tables and Narratives—Nonqualified Deferred Compensation.”

	Lump Sum Payment	Lump Sum Payment	Continuation	Vesting of
	Attributable to	Attributable to Cash	of Health Insurance	Stock
Name	Salary(1)	Incentive Bonus(1)	Benefits(2)	Awards(3)
Mr. Tufano	$—	$—	$23,000	$892,963
Mr. Buseman	—	120,000	—	310,497

(1)    Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2017.  The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)       Estimated cost to the Company of providing health insurance benefits for 18 months following the death or disability of Mr. Tufano.

(3)    The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the death or disability of Mr. Tufano or Mr. Buseman, multiplied by (B) the closing price per share of the Common Shares on December 31, 2017.

CEO Pay Ratio

As required by SEC rules, the Company is disclosing the median of the annual total compensation of all employees of the Company (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO.  The pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.

Consistent with SEC rules, the Company reviewed its global employee population at the end of December 31, 2017 to prepare the analysis.  Using the Company’s internal records for December 31, 2017, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 11,030 individuals, with 27% of these individuals located in the United States, close to 50% in Asia, 10% in Europe and the remaining 13% in Mexico.  The median employee was identified using the Company’s last payroll records of 2017 and the base salary paid to employees (annualized in the case of employees who joined the Company during 2017), excluding our CEO, as the Company believes this to be a consistently applied measure across its population.  The base salaries of employees outside of the United States were converted using the prevailing currency exchange rate in December 2017.  Other sources of compensation were then added to calculate the annual total compensation of the median employee.

For fiscal 2017, the median employee’s annual total compensation was $8,307 and the annual total compensation of the Company’s CEO was $4,282,281.  Based on this information, the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employee for fiscal 2017 is 516:1.  The median employee is a direct labor worker at our Suzhou, China manufacturing facility.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company.  For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.  In setting nonemployee director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties, as well as the skill they bring to the Board.  Any changes to nonemployee director compensation practices are recommended by the Compensation Committee, working with its Consultant, for approval by the full Board.

The Compensation Committee annually reviews and evaluates nonemployee director compensation practices in relation to comparable companies.  Based on its most recent review, conducted with the benefit of the committee’s Consultant, the committee recommended no increase in the annual retainer that has been paid to directors or the fees paid for attendance at Board and committee meetings.  Each nonemployee director receives an RSU with a $150,000 value on the date of the annual shareholders meeting; a director first elected on a date other than the date of the annual shareholders meeting receives an RSU that is discounted on a pro rata basis for the portion of the year served.  Each RSU vests quarterly over the one-year period following its issue.

In addition, nonemployee directors are subject to a minimum share ownership requirement.  Within five years of the date the director joins the Board, each nonemployee director is required to directly own Common Shares of the Company with a market value of at least $180,000 (three times the annual board retainer).  Messrs. Duncan, Gifford, Lamneck, McCreary, Scheible and Williams have met the ownership requirement.  Mr. Carlson is required to comply with the requirement by July 2022.

Cash Compensation Paid to Nonemployee Directors

The following table shows the 2017 nonemployee director compensation as determined by the Board upon the recommendation of the Compensation Committee.  Accrued meeting fees and pro rata retainers are paid quarterly.

Annual Board Retainer	$60,000
Annual Board Chair Retainer	$65,000
Annual Audit Committee Chair Retainer	$15,000
Annual Compensation Committee Chair Retainer	$10,000
Annual Nominating/Corporate Governance Committee Chair Retainer	$5,000
Payment per Board meeting attended	$1,000
Payment per Committee meeting attended	$1,000

Directors are also reimbursed for their reasonable travel expenses incurred on Company business.

Equity-Based Compensation Program for Nonemployee Directors

In 2002, the Board adopted and shareholders approved the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan).  The purpose of the 2002 Plan was to encourage ownership of the Common Shares by eligible nonemployee directors, to increase their incentive to render services and exert maximum effort for the success of the Company, and to further align their interests with shareholders.  The 2002 Plan terminated in February 2012 and was replaced by the Omnibus Plan; no additional grants may be made under the 2002 Plan.  As of December 31, 2017, there were outstanding options for 10,000 Common Shares under the 2002 Plan.

During 2017, an aggregate 31,779 RSUs were granted to nonemployee directors under the Omnibus Plan.  These awards vest in equal quarterly installments over a one-year period, starting from the grant date.

2017 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for nonemployee directors during 2017.  The Company did not grant any stock option awards to any of our nonemployee directors during 2017,  and none of them is covered by a nonequity incentive plan, pension plan or nonqualified deferred compensation plan; accordingly these columns have been omitted.

	Fees Earned or	Stock
	Paid in Cash	Awards(1)	Total
Name	($)	($)	($)
Bruce A. Carlson(2)	$14,707	$125,337	$140,044
Douglas G. Duncan	89,905	149,971	239,876
Robert K. Gifford	83,000	149,971	232,971
Kenneth T. Lamneck	96,937	149,971	246,908
Jeffrey S. McCreary	83,000	149,971	232,971
David W. Scheible	145,810	149,971	295,781
Clay C. Williams	86,937	149,971	236,908

(1)            The amounts reflect the aggregate fair value of RSUs granted pursuant the Omnibus Plan during 2017, computed in accordance with the provisions of FASB ASC Topic 718.  The restricted stock unit awards were valued using the closing market price of the Common Shares on the grant date.

(2)            Mr. Carlson was appointed to the Board in July 2017.

The following table sets forth information concerning stock options and RSUs held by our nonemployee directors as of December 31, 2017.

		Number of
	Number of	Shares or
	Securities	Units of Stock
	Underlying	That
	Unexercised	Have Not
Name	Options	Vested	Total
Mr. Scheible	—	2,336	2,336
Mr. Carlson	—	2,811	2,811
Mr. Duncan	—	2,336	2,336
Mr. Gifford	—	2,336	2,336
Mr. Lamneck	—	2,336	2,336
Mr. McCreary	—	2,336	2,336
Mr. Williams	10,000	2,336	12,336

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote to approve Named Executive Officer compensation.  In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing shareholders an opportunity to cast a nonbinding, advisory vote to approve the compensation of our Named Executive Officers as disclosed above pursuant to the SEC’s compensation disclosure rules.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

This Say-on-Pay vote is advisory only and not binding on the Company, the Compensation Committee or the Board; however, the committee and Board will take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

As selected by our shareholders at the 2017 annual meeting (commonly referred to as a “Say-on-Frequency” vote) and approved by our Board, the Say-on-Pay vote is held annually.  The next Say-on-Frequency vote will occur in 2023.

Recommendation

The Board recommends that shareholders vote FOR  the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed above pursuant to the compensation disclosure rules of the SEC, is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR  the  approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

COMMON SHARE OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d‑3 under the Exchange Act, of Common Shares as of March 19, 2018, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each Named Executive Officer of the Company and all directors and executive officers of the Company as a group.

	Common Shares		Percentage of
	Beneficially		Outstanding
Beneficial Owners	Owned (1)		Common Shares

Donald F. Adam	69,250		(3)
Michael D. Buseman	—		(3)
Bruce A. Carlson	2,810	(2)	(3)
Douglas G. Duncan	36,446	(4)	(3)
Robert K. Gifford	10,781	(4)	(3)
Jon J. King	—		(3)
Kenneth T. Lamneck	25,018	(4)	(3)
Jeffrey S. McCreary	25,781	(4)	(3)
Scott R. Peterson	6,461		(3)
David W. Scheible	38,383	(4)	(3)
Paul J. Tufano	23,608		(3)
Clay C. Williams	58,546	(5)	(3)

Directors and current executive officers as a group (14 persons)	270,604	(6)	0.6%

BlackRock Inc.	6,629,137	(7) (8)	13.9%
40 East 52nd Street
New York, New York 10022

Vanguard Group, Inc.	4,789,561	(7) (9)	10.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Dimensional Fund Advisors LP	4,215,807	(7) (10)	8.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

JPMorgan Chase & Co	2,671,095	(7) (11)	5.6%
270 Park Avenue
New York, New York 10017

(1)            Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares listed, subject to community property laws.

(2)            Includes 937 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2018.

(3)            Less than 1%.

(4)            Includes 1,168 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2018.

(5)            Includes 10,000 shares that may be acquired upon the exercise of options currently exercisable and 1,168 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2018.

(6)            Includes 52,447 shares that may be acquired upon the exercise of options currently exercisable and 7,945 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2018.

(7)            Based solely on information filed with the SEC.

(8)            According to a January 19, 2018 Schedule 13G filing: (i) BlackRock, Inc. has sole power to vote or direct the vote of 6,482,302 shares and sole power to dispose or direct the disposition of 6,629,137 shares and (ii) holds such shares in its capacity as investor advisor.

(9)            According to a February 12, 2018 Schedule 13G filing: (i) Vanguard Group, Inc. has sole power to vote or direct the vote of 55,190 shares, share power to vote or direct the vote of 7,900 shares, shared power to dispose or direct the disposition of 59,144 shares and sole power to dispose or direct the disposition of 4,730,417 shares and (ii) holds such shares in its capacity as investor advisor.

(10)        According to a February 9, 2018 Schedule 13G filing: (i) Dimensional Fund Advisors LP has sole power to vote or direct the vote of 4,110,941 shares and sole power to dispose or direct the disposition of 4,215,807 shares and (ii) holds such shares in its capacity as investor advisor.

(11)        According to a January 8, 2018 Schedule 13G filing: (i) JPMorgan Chase & Co has sole power to vote or direct the vote of 2,384,081 shares and sole power to dispose or direct the disposition of 2,657,395 shares and (ii) holds such shares in its capacity as investor advisor.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee determined that the appointment of KPMG is in the best interest of the Company and shareholders and has appointed KPMG as the independent public accounting firm of the Company for the year ending December 31, 2018.  Shareholders will be asked to ratify the appointment of KPMG at the Meeting.  Ratification will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting.  The current engagement partner began his services on the Company’s account in 2014.  Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, as well as the design and maintenance of systems of internal accounting and financial controls.  The Audit Committee is responsible for providing independent, objective oversight of management’s conduct of the reporting process and the accounting and control systems.  The committee operates under a written charter approved by the Board and met 12 times during 2017.  The committee’s meetings are designed to facilitate and encourage communication between members of the committee and management, private communication between committee members and the Company’s internal auditors, and between committee members and the Company’s independent registered public accounting firm, KPMG.

The Audit Committee has sole authority for the selection and retention of the Company’s independent accountants.  The independent accountants’ appointment is presented annually to shareholders for ratification.  For 2017, the committee determined that it would be in the best interest of the Company and shareholders to again appoint KPMG as the independent accountants.  KPMG has served as our auditor since 1986.  The independent accountants are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG to review and discuss the 2017 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002.  The committee also discussed with KPMG the matters required by the Public Company Accounting Oversight Board (“PCAOB”) rules, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees.  In addition, the committee received written disclosures and the letter from KPMG required by such rules regarding the independent accountants’ communications with the committee concerning independence, and the committee reviewed and discussed with KPMG the firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the foregoing reviews and discussions, the committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent accountants.  Under the policy, in addition to the annual audit engagement terms and fees, the committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent accountants throughout the year, as well as fee ranges for each specific service, based on the committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence.  Any proposed services exceeding pre-approved cost levels require specific pre-approval by the committee.  The pre-approval is effective for 12 months from the date of pre-approval, unless the committee specifically approves the provision of such services for a different period.  The policy permits the committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be ratified by the committee at its next meeting.

The following table presents fees for professional services provided by KPMG for 2017 and 2016, 100% of which were pre-approved by the Audit Committee.

	2017	2016
Audit Fees (1)	$1,681,527	$1,666,851
Audit-Related Fees(2)	99,436	19,579
Tax Fees(3)	483,263	344,547
All other fees(4)	—	—
Total fees	$2,264,226	$2,030,977

(1)     Includes fees billed for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2017 and 2016, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q in 2017 and 2016, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally, and services rendered by KPMG related to regulatory filings with the SEC.

(2)       Includes fees billed for professional services rendered by KPMG for contracted procedures.

(3)       Includes fees billed for professional services rendered by KPMG for domestic and international income tax planning, compliance, and tax work related to foreign entity statutory audits.

(4)    There were no other fees billed by KPMG for other professional services.

The Audit Committee has considered whether the services provided by KPMG as they related to other non-audit services are compatible with maintaining the firm’s independence.  The committee has determined that provision of those services is compatible with maintaining the independence of KPMG as the Company’s registered public accounting firm.

Respectfully submitted,

Audit Committee

Kenneth T. Lamneck, Chair

Bruce A. Carlson

Douglas G. Duncan

Robert K. Gifford

Jeffrey S. McCreary

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company.  Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone or electronic transmission.  Directors and employees of the Company may be used in connection with such solicitations, and no additional compensation will be paid to such individuals.  The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s Proxy Statement and form of proxy relating to the 2019 annual meeting of shareholders, such proposals must be received at the Company’s principal executive offices no later than November 30, 2018. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2019 annual meeting of shareholders must deliver written notice of the proposal at the Company’s principal executive offices no later than January 29, 2019, pursuant to Article 2, Section 12 of the Bylaws.

The Bylaws provide that shareholders who wish to nominate qualified candidates for election to the Board at the Company’s 2019 annual meeting of shareholders must deliver written notice of the nomination at the Company’s principal executive offices no later than January 29, 2019, pursuant to Article 2, Section 12 of the Bylaws and in accordance with the requirements set forth in Article 3, Section 8 of the Bylaws.

Please refer to the advance notice provisions of the Bylaws for additional information and requirements regarding shareholder nominations or other shareholder proposals.  The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the Company’s 2017 Annual Report are available at www.bench.com  under “Investors”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports with the SEC regarding their initial beneficial ownership and changes in beneficial ownership of Common Shares and other equity securities of the Company.  Directors, officers and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.  One report on behalf of Mr. Tufano was filed one day late in 2017 relating to one transaction relating to the surrender of shares for tax withholding purposes upon the vesting of RSUs.

To the Company’s knowledge, based solely on review of the copies of the reports furnished to the Company and certain written representations provided to the Company by such persons, for the year ended December 31, 2017, all other Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10% beneficial owners were satisfied in a timely manner.

FORM 10-K

A copy of our 2017 Annual Report to Shareholders, which excludes exhibits but includes our financial statements for fiscal year 2017, is enclosed with this Proxy Statement.  The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC.  Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 4141 N. Scottsdale Road, Suite 301, Scottsdale, Arizona 85251.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others.  If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting.  Your vote is very important no matter how many shares you own.  You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the envelope provided.  A prompt response will be greatly appreciated.

By order of the Board of Directors,

/s/ Victor L. Harris
Victor L. Harris
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of
BENCHMARK ELECTRONICS, INC.	information. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when
ATTN: VICTOR HARRIS	you access the web site and follow the instructions to obtain your records and to create
4141 N. SCOTTSDALE ROAD, SUITE 301	an electronic voting instruction form.
SCOTTSDALE, AZ 85251
ELECTRONIC DELIVERY OF FUTRE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote For Withhold For All To withhold authority to vote for any
FOR the following: All All Except individual nominee(s), mark “For All
[ ] [ ] [ ] Except” and write the number(s) of the
nominee(s) on the line below.

1. Election of Directors
Nominees

01 Bruce A. Carlson 02 Douglas G. Duncan 03 Robert K. Gifford 04 Kenneth T. Lamneck 05 Jeffrey S. McCreary
06 David W. Scheible 07 Paul J. Tufano 08 Clay C. Williams

The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain
2. Approve the compensation of the Company's named executive officers [ ] [ ] [ ]

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

3. Ratify the appointment of KPMG LLP as independent registered public accounting firm [ ] [ ] [ ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/
are available at www.proxyvote.com

BENCHMARK ELECTRONICS, INC.
Annual Meeting of Shareholders
May 16, 2018 8:00 AM
This proxy is solicited by the Board of Directors

The 2018 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the "Company") will be held at the Company's headquarters located at 4141 N. Scottsdale Road, Suite 301,
Scottsdale, Arizona 85251. The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated March 30, 2018, accompanying this proxy.

The undersigned hereby appoints Paul J. Tufano, Roop K. Lakkaraju, Victor L. Harris, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise act on behalf of the undersigned at the 2018 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2019 ANNUAL MEETING OF
SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED, FOR THE RESOLUTION APPROVING THE NAMED EXECUTIVE OFFICER
COMPENSATION FOR 2017 AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT, AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE
REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2018.

Continued and to be signed on reverse side